Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FIRST QUARTER EARNINGS

Net Interest Income drives 10% Growth in Earnings.

CRESTVIEW HILLS, KENTUCKY, April 21, 2005 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the first quarter of 2005. Net income increased 10% to $2,545,000 and diluted earnings per share increased 13% to $0.43 per share, as compared to the same period in 2004. Highlighting first quarter results was a 12% ($847,000) increase in net interest income from the first quarter of 2004. This increase offset the 46% ($148,000) reduction in gains on the sale of mortgage loans for the same period.

A summary of the Company’s interim results follows:

First Quarter ended March 31,	2005	2004	Change
Net income	$2,545,000	$2,311,000	10%
Net income per share, basic	$0.43	$0.39	10%
Net income per share, diluted	$0.43	$0.38	13%

Net interest income increased $847,000 or 12% in the first quarter of 2005, as compared to the same period in 2004. The increase was both the result of the increase in loans outstanding and a favorable rate variance from the first quarter of 2004. This growth and favorable rate environment helped increase the net interest margin from 3.92% in the first quarter of 2004 to 4.09% in the first quarter of 2005.

Non-interest income was up 1% ($13,000) in the first quarter of 2005 compared to the same period in 2004, while non-interest expense increased 9% ($485,000) from the same period last year. Increases in bankcard transaction revenue (up $94,000, 63%) and fees from the issuance of standby letters of credit (up $86,000, 532%) were offset with lower gains on the sale of mortgage loans (down $148,000, 46%) and lower service charge income (down $55,000, 7%). Rising interest rates slowed mortgage loan refinancing and reduced gains on the sale of mortgage loans. Rising interest rates also contributed to the decrease in service charge revenue, as the earnings credit rate used to offset service charges increased. The largest increases in non-interest expense were salaries and employee benefits expense (up $220,000, 9%) and occupancy and equipment expense (up $106,000, 13%). These non-interest expense increases were due in part to the opening of the Bank’s cash management operations center in February.

Total assets were $880 million at the end of the first quarter of 2005, which was $61 million or 7% higher than the same date a year ago. Total loans grew $56 million or 8% from March of 2004 and were funded by an increase in deposits of $35 million or 5% and increases in borrowings and stockholders’ equity of $18 million or 37% and $6 million or 9% respectively, from the end of the first quarter of 2004.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Four Quarter Comparison				First Quarter Comparison
Income Statement Data	3/31/05	12/31/04	9/30/04	6/30/04	3/31/05	3/31/04	% Change
Net interest income	$7,911	$7,881	$7,714	$7,334	$7,911	$7,064	12%
Provision for loan losses	350	500	500	350	350	325	8%
Service charges on deposit accounts	791	894	994	946	791	846	(7)%
Gains on the sale of mortgage loans	175	256	222	480	175	323	(46)%
Other non-interest income	955	985	805	781	955	739	29%
Salaries and employee benefits expense	2,757	2,601	2,655	2,593	2,757	2,537	9%
Occupancy and equipment expense	941	860	868	794	941	835	13%
Other non-interest expense	2,001	2,068	2,034	1,915	2,001	1,842	9%
Net income	2,545	2,680	2,465	2,602	2,545	2,311	10%
Per Share Data
Basic earnings per share	$0.43	$0.45	$0.42	$0.44	$0.43	$0.39	10%
Diluted earnings per share	0.43	0.45	0.41	0.43	0.43	0.38	13%
Cash dividends declared	0.14	0.00	0.12	0.00	0.14	0.11	27%
Earnings Performance Data
Return on equity	13.83%	14.70%	14.09%	15.07%	13.83%	13.66%	17bps
Return on assets	1.18%	1.23%	1.17%	1.27%	1.18%	1.15%	3bps
Net interest margin	4.09%	4.00%	4.05%	3.99%	4.09%	3.92%	17bps

Balance Sheet Data	3/31/05	12/31/04	9/30/04	6/30/04	3/31/05	3/31/04	% Change
Investments	$60,632	$64,266	$48,633	$50,233	$60,632	$48,896	24%
Total loans	727,525	719,157	712,275	692,025	727,525	671,794	8%
Allowance for loan losses	7,320	7,214	7,385	7,180	7,320	7,017	4%
Total assets	880,200	878,129	853,444	833,204	880,200	819,209	7%
Total deposits	731,479	752,800	708,486	696,936	731,479	696,196	5%
Total borrowings	68,637	46,734	68,656	62,238	68,637	50,243	37%
Stockholders’ equity	74,547	73,664	71,084	69,687	74,547	68,345	9%

Asset Quality Data
Allowance for loan losses to total loans	1.01%	1.00%	1.04%	1.04%	1.01%	1.04%
Non-performing loans to total loans	.72%	.72%	.61%	.48%	.72%	.53%
Annualized charge-offs to average loans	.14%	.19%	.17%	.11%	.14%	.10%

About BKFC

BKFC, a bank holding company with assets of approximately $880 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-six branch locations and thirty-seven ATM’s in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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